Exhibit C

My background:

Founded two publicly traded companies by the age of 34 Extended the “easy” brand in 12 different sectors (privately-held easyGroup and easy.com) easyJet PLC - market cap $1.3bn - family share 41% Stelmar -Family share 20% worth $140m+ I have NEVER drawn a salary nor claimed expenses

How Much is Stelmar Worth?

May 04

– 3.1 OMI shares now $60+

– 0.85 OSG shares now $50+

17 Sept 04

– Fortress $38.55

– “There is always a strong preference for cash.” – CFO during the call

Nov 04

– Peer group up 28% since sept 171

– Un-named bidder at $42 in cash for my family’s shares

– The directors told you last Friday that $38.55 is the best and you should take it…now it’s $40!

– Peer group up 70% since may 141 (Fortress offer is only up 60%)

Their attack on the alleged fee payable to OMI - $4.6m “penny-wise and pound-foolish” Earnings for 2005 - 50% of the fleet is now open to spot rates!

1 Closing price as of Nov 12

Why I Have Lost Faith in the Directors

Keymar- insurance company only reimbursed HALF of $30MM repair bill (2003) Let management get away with ILLEGAL LOANS (Feb/Mar 04) Their actions caused me to resign from the Board (Mar 2004) Changed the by-laws to stop shareholders calling meetings (June 2004). We need those rights now!! Will stop at nothing – $40 is an effort to “nickel and dime” their way into selling the company to Fortress whilst the other bidders are locked out by stand still agreements and the company cannot solicit new bids Why did the board accept the $40 ?????

Stelmar shareholders have spoken

The “yes” vote is around 20%

This is well short of the absolute 50% of all shares required The effective “no” (including abstentions) vote is over 44% We must not allow them to adjourn The votes have to be counted in order to mitigate the break up fee down to $6m from $20m

The Way Forward: Re-Auction

The easy way

– The chair/ceo/cfo resign

– The non - execs re-run a transparent auction

– I join the board as Interim Chairman (drawing no expenses or salary) to ensure the fairness of re-auction process

– Release all parties from onerous standstills

The hard way

– Call special meeting of shareholders to repeal changes to bylaws as illegal and proceed with above

– Wait until April 05 when chair/ceo/one non-exec retire to vote them down

The upside outweighs the risks!